Exhibit 6.5

TRANSFEREE REPRESENTATION STATEMENT

TRANSFEROR:	Oleksiy Lyubynskyy

TRANSFEREE:	Oleksandr Kotovskov

COMPANY:	Rentberry, Inc.

SECURITIES:	350,000 Shares of Common Stock

DATE:	May 1st, 2020

In connection with the transfer of Three Hundred Fifty Thousand (350,000) Shares of Common Stock (the “Securities”) of Rentberry, Inc., a Delaware corporation (the “Company”), from Oleksiy Lyubynskyy (“Transferor”) to Oleksandr Kotovskov (“Transferee”), Transferee represents and warrants to the Transferor and to the Company as follows:

1.  Acquired Entirely for Own Account. Transferee is acquiring the Securities from Transferor for investment for an indefinite period for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and Transferee has no present intention of selling, granting any participation in, or otherwise distributing the same, but subject, nevertheless, to any requirement of law that the disposition of property shall at all times be within Transferee’s control. Transferee further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any of the Securities.

2.  Acknowledgement. Transferee acknowledges and agrees that the acquisition of the Securities involves a high degree of risk in that (i) the Company is a development stage company with little operating history and may require substantial additional funds in order to continue its business; (ii) any investment in the Company is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in the Company and the Securities; (iii) Transferee may not be able to liquidate its investment; (iv) transferability of the Securities is extremely limited and (v) in the event of a dissolution, Transferee could sustain the loss of her entire investment. Transferee further understands the Securities are subject to the federal securities laws and applicable regulations, and that such Securities may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, Transferee represents she is familiar with the Securities and Exchange Commission (“SEC”) Rule 144 as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, and that the Company has no obligations, and no current plans to satisfy, the current information obligations of such rule.

3.  Binding Agreements. Transferee agrees to be bound by the terms and conditions of the Common Stock Purchase Agreement, dated June 30, 2016, by and between the Company and Transferor (the “Governing Documents”). Transferee (i) accepts ownership of the Securities and (ii) assumes all of the rights, privileges and obligations of Transferor with respect to the Securities set forth in the Governing Documents and such other restrictions on transfer as may be required from time to time. Transferee acknowledges that he has received and reviewed copies of the Governing Documents. Transferee understands and agrees that all transactions in the Securities by him are subject to the terms of such Governing Documents and he agrees to be bound by all such terms, conditions and provisions as they relate to Transferor in her status as a stockholder of the Company. Transferee acknowledges that each of the Governing Documents may be amended by their terms, without Transferee’s consent, and Transferee agrees that such amendments will be binding upon Transferee regardless of whether Transferee consents to or is provided notice thereof. Transferee further agrees and understands that the other parties to the Governing Documents are express and intended third party beneficiaries of this Transferee Representation Statement and shall be entitled to enforce the provisions hereof against Transferee.

4.  Further Limitations on Disposition. Without in any way limiting the representations set forth above, Transferee further agrees not to make any disposition of all or any portion of the Securities unless and until Transferee has agreed in writing for the benefit of the Company to be bound by all of the terms, conditions and other provisions set forth in the Governing Documents (as such Governing Documents relate to such Securities), and:

a.  There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

b.  Transferee shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if requested by the Company, Transferee shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act.

5.  Legends. Transferee also authorizes the Company and its agents to place on each certificate for shares which she may acquire a legend stating that such Securities have not been registered under the Act or any state securities law, and such other legends as may be appropriate pursuant to the Governing Documents.

6.  Stop Transfer Instructions. Transferee agrees that any transfer of the Securities in violation of the Act, or of any provision of any of the Governing Documents, shall be null, void and of no effect, and Transferee authorizes the Company to issue stop transfer instructions to its stock transfer agent, or, so long as it may act as its own transfer agent, to make a stop transfer notation in its appropriate records, in the event Transferee attempts to transfer the shares in violation of any provision hereof.

The Company hereby waives any right of first refusal it may have with respect to the transfer of the Securities contemplated herein.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

TRANSFEREE:

Oleksandr Kotovskov

By:	/s/ Oleksandr Kotovskov

AGREED TO AND ACCEPTED BY:

Rentberry, Inc.

By:	/s/ Oleksiy Lyubynskyy
Name:	Oleksiy Lyubynskyy
Title:	CEO

The undersigned Transferor hereby instructs the Company to transfer the Securities to the Transferee and waives any rights it may have to any of the Securities.

TRANSFEROR:

Oleksiy Lyubynskyy

By:	/s/ Oleksiy Lyubynskyy

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR NO CONSIDERATION RECEIVED, Oleksiy Lyubynskyy hereby assigns and transfers unto Oleksandr Kotovskov, an aggregate of Three Hundred Fifty Thousand (350,000) shares of Common Stock of Rentberry, Inc., a Delaware corporation (the “Company”) standing in said name on the books of the Company, and does hereby irrevocably constitute and appoint the Company or its designees as its Attorney to transfer said shares on said books with full power of substitution in the premises.

Dated: May 1st, 2020	Oleksiy Lyubynskyy

	By:	/s/ Oleksiy Lyubynskyy